Exhibit 99.1

FOR IMMEDIATE RELEASE


         DST SYSTEMS, INC. ANNOUNCES AGREEMENT TO SELL EQUISERVE, INC.,
 THIRD QUARTER 2004 FINANCIAL RESULTS AND EXPANSION OF STOCK REPURCHASE PROGRAM

KANSAS CITY, MO. (October 20, 2004) - DST Systems, Inc. (NYSE: DST) today announced the signing of an agreement to sell its wholly-owned subsidiary EquiServe, Inc. ("EquiServe"), its financial results for the third quarter 2004 and an expansion of its stock repurchase program.

                           AGREEMENT TO SELL EQUISERVE

DST  announced  today in a separate  release  that they have signed a definitive
agreement  for  Computershare   Ltd.  (ASX:  CPU)  to  acquire,   in  a  taxable
transaction, DST's wholly owned subsidiary, EquiServe, Inc.

Upon closing, DST will receive U.S. $216 million of cash plus 29.6 million shares of CPU common stock. The CPU common stock to be received represents slightly less than 5% of CPU's total issued capital, post-transaction, and had an approximate value of U.S. $91 million on October 19, 2004.

Under terms of the agreement, DST will continue to provide EquiServe various services, including data processing support, AWD products and services, Output Solutions services and E-Proxy services. The transaction, which has been approved by the Boards of both companies, is expected to close in the first quarter of 2005, subject to regulatory approvals.

The following table reflects EquiServe revenues (in millions) recorded by DST:

                                        NINE MONTHS
                                            ENDED                YEAR ENDED
                                        SEPTEMBER 30            DECEMBER 31,
                                            2004               2003      2002
                                        ------------          ------    ------

Operating revenues                         $174.9             $229.3    $264.3
OOP reimbursements                           55.3               70.7      89.5
                                        ------------          ------    ------
    Total revenues                         $230.2             $300.0    $353.8
                                        ============          ======    ======


DST expects to record a one-time after-tax gain of $30-50 million associated with the transaction. DST estimates that it will receive approximately $165 million of after-tax cash proceeds associated with the transaction that may be used to reduce debt or repurchase shares of DST common stock. DST believes that the transaction will be slightly dilutive to diluted earnings per share.

                      THIRD QUARTER 2004 FINANCIAL RESULTS

Consolidated net income for DST Systems, Inc. for the third quarter 2004 was $52.5 million ($0.61 per diluted share) compared to third quarter 2003 net income of $52.9 million ($0.45 per diluted share). Third quarter 2004 results include $0.3 million of net after tax gains on securities. Third quarter 2003 results include net after tax income of $1.7 million primarily related to $2.3 million of net gains on securities partially offset by $0.6 million of costs for facility and other consolidations.

The management of DST analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, do not have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) on dispositions of business units, net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance.

Excluding the above mentioned items recorded in both the third quarters of 2004 and 2003, DST's consolidated net income for the quarter ended September 30, 2004 was $52.2 million ($0.61 per diluted share) compared to third quarter 2003 net income of $51.2 million ($0.44 per diluted share), a 2.0% increase in net income and a 38.6% increase in diluted earnings per share.

Year to date, DST's consolidated net income was $155.9 million ($1.80 per diluted share) in 2004 compared to $157.3 million ($1.32 per diluted share) in 2003. Year to date 2004 results include net after tax income of $3.7 million primarily related to $4.1 million of net gains on securities, partially offset by $0.4 million of costs for facility and other consolidations. Year to date 2003 results include net after tax income of $2.0 million primarily related to $3.6 million of net gains on securities, partially offset by $1.6 million of costs for facility and other consolidations. Excluding the above mentioned items recorded in both 2004 and 2003, DST's consolidated net income for the nine months ended September 30, 2004 was $152.2 million ($1.76 per diluted share) compared to 2003 net income of $155.3 million ($1.30 per diluted share), a 2.0% decrease in net income and a 35.4% increase in diluted earnings per share.

FINANCIAL OVERVIEW

REVENUES

The following table summarizes the Company's revenues by segment (in millions):


                                                 QUARTER ENDED                     NINE MONTHS ENDED
                                                 SEPTEMBER 30,                       SEPTEMBER 30,
                                         -------------------------------     -------------------------------
                                             2004             2003               2004              2003
                                         --------------   --------------     --------------    -------------
  REVENUES
    FINANCIAL SERVICES
      Operating                           $     281.5      $     254.5        $     833.1       $     771.9
      OOP reimbursements                         38.9             26.0              115.7             102.5
                                         --------------   --------------     --------------    -------------
                                          $     320.4      $     280.5        $     948.8       $     874.4
                                         ==============   ==============     ==============    =============

     OUTPUT SOLUTIONS
      Operating                           $     108.5      $     127.1        $     340.0       $     406.1
      OOP reimbursements                        141.1            134.7              426.0             448.6
                                         --------------   --------------     --------------    -------------
                                          $     249.6      $     261.8        $     766.0       $     854.7
                                         ==============   ==============     ==============    =============

     CUSTOMER MANAGEMENT
      Operating                           $      49.1      $      45.8        $     145.7       $     135.7
      OOP reimbursements                         13.4             14.8               40.9              46.9
                                         --------------   --------------     --------------    -------------
                                          $      62.5      $      60.6        $     186.6       $     182.6
                                         ==============   ==============     ==============    =============

     INVESTMENTS AND OTHER
      Operating                           $      17.1      $      15.1       $       48.8      $       44.6
      OOP reimbursements                          0.1              0.1                0.3               0.3
                                         --------------   --------------     --------------    -------------
                                          $      17.2      $      15.2       $       49.1      $       44.9
                                         ==============   ==============     ==============    =============

     ELIMINATIONS
      Operating                           $     (29.3)     $     (28.7)       $     (85.2)      $     (81.8)
      OOP reimbursements                        (20.9)           (19.7)             (63.0)            (68.3)
                                         --------------   --------------     --------------    -------------
                                          $     (50.2)     $     (48.4)        $   (148.2)       $   (150.1)
                                         ==============   ==============     ==============    =============

     TOTAL REVENUES
      Operating                           $     426.9      $     413.8         $  1,282.4        $  1,276.5
      OOP reimbursements                        172.6            155.9              519.9             530.0
                                         --------------   --------------     --------------    -------------
                                          $     599.5      $     569.7         $  1,802.3        $  1,806.5
                                         ==============   ==============     ==============    =============



Consolidated operating revenues for the quarter increased $13.1 million or 3.2% over the prior year quarter. Financial Services operating revenues increased $27.0 million or 10.6% from higher EquiServe, Inc. ("EquiServe") corporate action servicing revenues, U.S. mutual fund servicing and higher lock\line related revenues. Output Solutions operating revenues declined $18.6 million or 14.6% reflecting the absence of DST Output Marketing Services, Inc. ("OMS") revenues subsequent to the exchange transaction with Janus Capital Group Inc. ("Janus Exchange"), which was completed in December 2003. Excluding OMS operating revenues of $20.8 million in the third quarter 2003, Output Solutions operating revenues increased $2.2 million or 2.1%. Customer Management operating revenues increased $3.3 million or 7.2% primarily from higher software development revenues. Consolidated Out-of-Pocket ("OOP") reimbursements increased $16.7 million or 10.7%.

Consolidated operating revenues for the nine months ended September 30, 2004 increased $5.9 million or 0.5% over the comparable prior year period as higher Financial Services and Customer Management revenues were partially offset by lower Output Solutions revenues resulting from the absence of OMS.

INCOME FROM OPERATIONS

The following table summarizes the Company's income from operations by segment (in millions):


                                                   QUARTER ENDED                      NINE MONTHS ENDED
                                                   SEPTEMBER 30,                        SEPTEMBER 30,
                                           -------------------------------     --------------------------------
                                                2004            2003                2004             2003
                                           ---------------  --------------     ---------------   --------------
  INCOME (LOSS) FROM OPERATIONS
  Financial Services                           $   62.3         $   65.4         $    185.1        $    180.8
  Output Solutions                                  4.5             (2.5)              17.7              12.7
  Customer Management                               9.3              8.6               27.2              24.2
  Investments and Other                             3.5              3.4               11.0               8.4
                                           ---------------  --------------     ---------------   --------------
                                           $       79.6     $       74.9        $     241.0       $     226.1
                                           ===============  ==============     ===============   ==============


Consolidated income from operations for the quarter increased $4.7 million or 6.3% over the prior year quarter primarily from higher levels of Output Solutions operating income and $14.9 million or 6.6% over the comparable prior year period.

SEGMENT RESULTS

FINANCIAL SERVICES SEGMENT

Financial Services segment operating revenues (excluding OOP reimbursements) for the third quarter 2004 were $281.5 million, an increase of $27.0 million or 10.6% over the third quarter 2003.

U.S. Financial Services segment operating revenues in the third quarter 2004 increased $24.3 million or 10.6% over the prior year quarter. The increase in U.S. revenues resulted from higher EquiServe corporate action servicing and U.S. mutual fund servicing revenues and higher lock\line related revenues from increases in supported customers and expanded service offerings.

U.S. mutual fund open shareowner accounts processed totaled 91.0 million at September 30, 2004, a net increase of 0.2 million or 0.2% for the quarter and an increase of 3.1 million or 3.5% from the 87.9 million serviced at December 31, 2003. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 35.7 million at September 30, 2004, an increase of 0.1 million or 0.3% for the quarter and an increase of 1.8 million or 5.3% from the 33.9 million serviced at December 31, 2003. The increase in tax-advantaged accounts serviced during the quarter resulted primarily from increased IRAs.

DST has received commitments from two additional prospective clients with a total of 1.1 million shareowner accounts and 200,000 401(k) plan participants. The Company currently has commitments from four prospective new clients with a combined total of 6.6 million shareowner accounts and 200,000 401(k) participants. DST continues to pursue approximately 15 potential new clients with a combined total of 17-20 million accounts.

Corporate shareowner accounts serviced by EquiServe totaled 18.7 million at September 30, 2004, a decrease of 1.0 million during the quarter and a decrease of 3.6 million from 2003 year end levels, primarily from client losses resulting from corporate mergers and odd-lot redemption programs.

International Financial Services segment operating revenues totaled $28.7 million for the third quarter 2004, an increase of $2.7 million or 10.4% over the prior year quarter, primarily from higher foreign currency exchange rates.

Financial Services segment income from operations for the third quarter 2004 decreased $3.1 million or 4.7% over the prior year quarter to $62.3 million. Operating margin for the quarter decreased over the prior year quarter to 22.1%. Costs and expenses increased 20.0% compared to the prior year quarter, primarily from higher personnel costs to support new product development and increased lock\line related revenues, higher OOP expenses resulting from higher OOP revenues, increased occupancy costs and a charge of $1.7 million for early termination of a lease. Depreciation and amortization costs increased 19.9% compared to the prior year quarter, primarily attributable to depreciation of capital costs for DST's recovery data center, which became operational during the fourth quarter of 2003.

Financial Services segment operating revenues for the nine months ended September 30, 2004 were $833.1 million, an increase of $61.2 million or 7.9% over the prior year to date, principally from increased U.S. mutual fund servicing, lock\line related revenues and international software license and maintenance revenues. Financial Services segment income from operations for the nine months ended September 30, 2004 increased $4.3 million or 2.4% over the prior year period to $185.1 million for the same reasons as previously mentioned. Operating margin for the year decreased over the prior year period to 22.2%. Costs and expenses increased 9.4% in the nine months ended September 30, 2004, principally from increased personnel costs, higher occupancy costs and OOP expenses. Depreciation and amortization increased 17.0% in the nine months ended September 30, 2004, primarily attributable to depreciation of capital costs for DST's recovery data center, which became operational during the fourth quarter of 2003.

OUTPUT SOLUTIONS SEGMENT

Output Solutions segment operating revenues for the quarter ended September 30, 2004 were $108.5 million, a decrease of $18.6 million or 14.6% from third quarter 2003, reflecting the absence of OMS revenues in the current year quarter and lower telecommunications revenues, partially offset by higher revenues in the banking and transportation industries. OMS operating revenues totaled $20.8 million in the third quarter 2003. Excluding OMS operating revenues in the third quarter of 2003, segment revenues increased $2.2 million or 2.1%. Items mailed decreased 3.8% to 401 million compared to third quarter 2003. Excluding OMS, items mailed decreased 3.1% from the third quarter 2003.

Output Solutions segment income from operations for the third quarter increased $7.0 million over the prior year quarter to $4.5 million, primarily from higher revenues (excluding OMS revenues) and cost containment activities. Segment results for the third quarter 2003 include $0.9 million of costs in 2003 associated with previously announced facility and other consolidations. Costs and expenses decreased $16.9 million or 6.6% from the third quarter 2003, reflecting the absence of OMS costs and expenses, lower personnel costs and cost containment activities. Depreciation and amortization decreased $2.3 million compared to the prior year quarter, reflecting the exclusion of OMS and lower capital expenditures.

Output Solutions segment operating revenues for the nine months ended September 30, 2004 were $340.0 million, a decrease of $66.1 million or 16.3% from the prior year period. OMS operating revenues for the nine months ended September 30, 2003 were $54.1 million. Excluding OMS operating revenues in 2003, operating revenues declined $12.0 million or 3.4% principally from lower telecommunications and mutual fund revenues, partially offset by higher transportation industry revenues. Segment income from operations for the nine months ended September 30, 2004 increased $5.0 million or 39.4% from the prior year period to $17.7 million from cost containment activities.

CUSTOMER MANAGEMENT SEGMENT

Customer Management segment operating revenues for the quarter ended September 30, 2004 were $49.1 million, an increase of $3.3 million or 7.2% over the 2003 quarter. Processing and software service revenues for the quarter increased $2.7 million or 6.0% primarily from higher software development revenues and equipment sales increased $0.6 million compared to third quarter 2003. Total cable and satellite subscribers serviced were 37.2 million at September 30, 2004, unchanged for the quarter and a decrease of 5.3% compared to year end 2003 levels, principally from a net decrease in international cable subscribers serviced.

Customer Management segment income from operations for the third quarter 2004 increased $0.7 million over the prior year quarter to $9.3 million from higher operating revenues. Costs and expenses increased 1.0% compared to the third quarter 2003. Depreciation and amortization increased $0.7 million compared to the prior year quarter, primarily from the initial amortization of capitalized software for the first operational components of Collabrent (formerly Concorde).

Customer Management segment operating revenues for the nine months ended September 30, 2004 were $145.7 million, an increase of $10.0 million or 7.4% over the prior year period from higher processing and software service revenues and higher equipment sales. Customer Management segment income from operations for the nine months ended September 30, 2004 increased $3.0 million or 12.4% over the prior year period to $27.2 million as a result of higher revenues.

INVESTMENTS AND OTHER SEGMENT

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $17.1 million for the quarter ended September 30, 2004, an increase of $2.0 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations for the quarter ended September 30, 2004 increased $0.1 million over the prior year quarter.


EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):


                                         QUARTER ENDED                 NINE MONTHS ENDED
                                         SEPTEMBER 30,                   SEPTEMBER 30,
                                  -----------------------------   ----------------------------
                                      2004           2003             2004           2003
                                  -------------- --------------   -------------- -------------

  BFDS                            $       3.3    $       2.9       $     11.4    $       7.1
  IFDS                                    2.4            1.2              5.9           (0.7)
  Other                                   0.1            0.3             (0.8)           1.4
                                  -------------- --------------   -------------- -------------
                                  $       5.8    $       4.4       $     16.5    $       7.8
                                  ============== ==============   ============== =============


BFDS earnings increased primarily from higher revenues from client additions, partially offset by increased costs from higher levels of accounts serviced. On July 1, 2004, BFDS began performing transfer agency services for Federated, which was previously a remote client of DST. This change did not result in an increase in DST's mutual fund shareowner accounts processed. IFDS earnings increased primarily due to higher levels of accounts serviced and the favorable finalization of certain leasehold obligations originally established at the time of abandonment. Accounts serviced by IFDS U.K. were 4.7 million at September 30, 2004, a decrease of 100,000 or 2.1% for the quarter and an increase of 100,000 or 2.2% from year end 2003 levels. An additional 750,000 accounts are scheduled to convert during the fourth quarter of 2004. Accounts serviced by IFDS Canada were 3.0 million at September 30, 2004, an increase of 200,000 or 7.1% for the quarter and an increase of 300,000 or 11.1% from year end 2003 levels. The reduction in year to date earnings from Other unconsolidated affiliates is principally related to pre-operating costs associated with the formation of a real estate joint venture.

OTHER INCOME, NET

Other income was $5.7 million for the third quarter 2004, compared to $8.5 million for the third quarter 2003. Third quarter 2004 results primarily include $4.5 million related to interest and dividend income and $0.5 million in net gains on securities. Third quarter 2003 results include primarily $4.2 million of income related to interest and dividend income and $3.5 million in net gains on securities.

Other income was $20.6 million for the nine months ended September 30, 2004, compared to $18.6 million for the prior year period. Year to date 2004 results include $12.3 million primarily related to interest and dividend income and $6.2 million primarily related to net gains on securities. Year to date 2003 results include $10.8 million primarily related to interest and dividend income and $5.5 million primarily related to net gains on securities.

INTEREST EXPENSE

Interest expense was $14.1 million for the quarter ended September 30, 2004, compared to $7.8 million in the prior year quarter, principally from increased interest expense associated with the $840 million of convertible debentures issued in August 2003. Interest expense was $40.8 million for the nine months ended September 30, 2004, compared to $14.3 million in the prior year period. Average debt balances were higher in 2004 compared to 2003, primarily as a result of the convertible debentures and higher borrowings on the syndicated line of credit facility primarily to finance the Janus Exchange.

INCOME TAXES

DST's effective tax rate was 31.8% for the quarter and 34.3% for the nine months ended September 30, 2004, compared to 34.0% for the quarter and nine months ended September 30, 2003. The reduction in the year to date tax rate from 35.5% to 34.3% is primarily the result of certain real estate related tax credits being finalized. The Company expects that its tax rate for the full year 2004 will be 34.3%. Also, the 2004 and 2003 tax rates were affected by tax aspects of certain international operations and state tax income apportionment rules. Excluding the effect of the real estate related tax credits, the Company believes its tax rate for the full year 2004 would be approximately 35%.


PROPOSED ACCOUNTING STANDARDS

There are two proposed accounting standards that could potentially impact the way the Company calculates diluted earnings per share regarding incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003. The first proposed standard is EITF Topic 04-08, Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share. Under EITF 04-08, a company would need to include the effects of contingently convertible bonds in diluted earnings per share from the date of issuance. Under EITF 04-08, the Company can still utilize the "net share settlement" method of calculating shares for the conversion premium if it intends to settle the principal amount of the bonds in cash and any excess value with shares of its common stock. The Company has stated that it intends to settle the conversions with cash for the principal and accrued and unpaid interest and issue common stock for any conversion value amount over the principal and accrued and unpaid interest amounts. The potential impact of EITF 04-08 to DST is that the calculation of diluted earnings per share would begin to include an incremental amount of shares assumed to be issued for the conversion spread for periods that the Company's stock price exceeds $49.08 per share. Under current generally accepted accounting principles, the Company's calculation of diluted earnings per share would not include any incremental shares from assumed conversions of the convertible debentures until such time that the Company's common stock exceeded the contingent conversion price of $58.90 per share. EITF 04-08 is expected to be issued in final form in the latter part of 2004, with a fourth quarter effective date. The Company does not believe EITF 04-08 would have impacted the Company's calculated diluted earnings per share for any historical periods. EITF 04-08 will only affect the Company's calculation of diluted earnings per share if the Company's share price is between $49.08 and $58.90 per share.

The second proposed standard involves an amendment to SFAS 128 Earnings per Share. The proposed amendment, which is designed for convergence with international accounting standards, would require the use of the "if-converted" method from the date of issuance of the convertible bond. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Accordingly, the Company's stated intention to settle the conversions with cash for the principal and accrued and unpaid interest and issue common stock for any conversion value amount over the principal and accrued and unpaid interest amounts would no longer be accepted under SFAS 128. The proposed amendment to SFAS 128 is expected to become effective for periods ending after December 15, 2004, and would require retroactive restatement of a company's diluted earnings per share calculations. This would require the Company to restate its 2003 and 2004 diluted earnings per share calculations. Under the proposed amended SFAS 128 "if converted" method, in calculating diluted earnings per share the Company would need to increase net income for the interest expense associated with the convertible debentures, net of tax, and increase the incremental shares assumed to be issued upon conversion to 17.1 million shares, the amount of shares that would be issued if all $840 million of convertible debentures would be converted to equity. Under this method, diluted earnings per share would have been $0.57 and $1.68 for the three and nine months ended September 30, 2004, respectively. Diluted earnings per share would have been $0.44 and $1.31 for the three and nine months ended September 30, 2003, respectively, and $2.69 for the year ended December 31, 2003, as compared to the reported amounts of $0.45, $1.32 and $2.77 for the respective three month, nine month and full year periods of 2003.

The proposed changes in accounting principles do not affect DST's ability to ultimately settle the convertible debentures in cash, shares or any combination thereof. They would affect the calculation of diluted earnings per share during the period the debentures are outstanding.

                       STOCK REPURCHASE PROGRAM EXPANSION

On October 19, 2004, DST's Board of Directors authorized an additional 5.5 million share repurchase to the six million share repurchase plan authorized on February 26, 2004. The plan allows, but does not require, the repurchase of common stock in open market and private transactions through February 28, 2007. During the quarter, DST purchased 566,500 shares for $25.7 million and year to date has repurchased a total of 1,466,500 shares for $67.2 million. At September 30, 2004, shares outstanding were 83.7 million.

                                     * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                       FOR THE THREE MONTHS ENDED         FOR THE NINE MONTHS ENDED
                                                              SEPTEMBER 30,                     SEPTEMBER 30,
                                                          2004             2003             2004             2003
                                                     ---------------   --------------  ---------------  ---------------

  Operating revenues                                    $     426.9     $     413.8     $   1,282.4        $   1,276.5
  Out-of-pocket reimbursements                                172.6           155.9           519.9              530.0
                                                     ---------------   --------------  ---------------  ---------------
    Total revenues                                            599.5           569.7         1,802.3            1,806.5

  Costs and expenses                                          478.7           457.8         1,445.0            1,471.7
  Depreciation and amortization                                41.2            37.0           116.3              108.7
                                                     ---------------   --------------  ---------------  ---------------

  Income from operations                                       79.6            74.9           241.0              226.1

  Interest expense                                            (14.1)           (7.8)          (40.8)             (14.3)
  Other income, net                                             5.7             8.5            20.6               18.6
  Equity in earnings of
       unconsolidated affiliates                                5.8             4.4            16.5                7.8
                                                     ---------------   --------------  ---------------  ---------------

  Income before income taxes                                   77.0            80.0           237.3              238.2
  Income taxes                                                 24.5            27.1            81.4               80.9
                                                     ---------------   --------------  ---------------  ---------------

  Net income                                           $       52.5    $       52.9    $      155.9       $      157.3
                                                     ===============   ==============  ===============  ===============

  Average common shares outstanding                            83.9            115.7            84.1             117.9
  Diluted shares outstanding                                   86.1            117.3            86.4             119.2

  Basic earnings per share                             $       0.63    $       0.46    $        1.85      $       1.33
  Diluted earnings per share                           $       0.61    $       0.45    $        1.80      $       1.32


                                DST SYSTEMS, INC.
                      OTHER SELECTED FINANCIAL INFORMATION
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                              SEPTEMBER 30,        DECEMBER 31,
  Selected Balance Sheet Information               2004                2003
                                           -------------------------------------

  Cash                                       $         100        $       102
  Total assets                                       3,400              3,199
  Total debt                                         1,420              1,465
  Total stockholders' equity                           750                684



                                           FOR THE NINE MONTHS
                                           ENDED SEPTEMBER 30,
  Selected Cash Flow Information                  2004                 2003
                                          --------------------- ----------------

  Capital expenditures
    Operating segments                       $        96         $        143
    Investments and Other segment                     41                   82